SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CHAD THERAPEUTICS, INC.

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September 4, 2002

Institutional Shareholder Services Recommends
A Vote “FOR” Chad Management Nominees

Dear Fellow Shareholders:

We are pleased to report that Institutional Shareholder Services (“ISS”), the nation’s leading independent proxy advisory firm, has recommended a vote for the management nominees of Chad Therapeutics. ISS recommended in its report that shareholders “vote with management’s WHITE card and discard the Dissidents’ GREEN card.”

ISS stated in its report:

“.....the company’s fiscal 2002 sales results ....belie any suggestion that the company’s revenue growth is a real cause for concern.....”

“....it does not appear that the dissident nominees bring to the table the requisite experience to address any perceived deficiencies in the company’s strategic direction....”

“...Chad’s board appears to have ample expertise to address the strategic issues raised by the dissidents and substantial incentive, in the form of stock ownership, to do so.”

We are gratified by the recommendation of ISS. We are also thankful for the expressions of support we have received from many of our individual stockholders who have recognized the success of our turnaround plan. We have returned Chad to profitability and put the Company back on a growth track. We urge you to allow us to continue our successful plan by supporting our nominees on the WHITE proxy card.

Chad’s Stock Price

Like every other Chad shareholder, each of us on the Board would like to see the Company’s stock trade at higher levels. We believe our continuing positive results will attract the attention of the investment community and will be reflected in the market price for our shares.

Shortly before the dissidents initiated this proxy contest, we had already interviewed, and were prepared to hire, a professional investor relations firm to help us raise our visibility in the investment community. We believed that as our results improved, there would be a good reception for the Chad turnaround story among investors.

Unfortunately, the costly proxy contest commenced by the dissidents forced us to reallocate our budgeted funds and put our investor relations initiative on hold until the contest has been decided. We fully intend to review the possibility of hiring an investor relations firm and developing an investor relations program at Chad after the disruption of this proxy fight has cleared. As we have said before, we are willing to consider a variety of strategies for enhancing shareholder value.

Don’t Be Misled By the Dissidents.

The dissidents’ September 3rd letter to shareholders is, in our opinion, full of critical omissions and misstatements. We believe that their supposed criticisms of your board and management are designed to distract you from one important fact: our turnaround plan is working. Now is not the time to put potentially disruptive individuals who lack appropriate experience on our board. Please consider the following in deciding whether you can afford to trust the dissidents.

The dissident committee tells you that ISS (noted above) had recommended a “withhold” vote for our CEO Thomas Jones in its August 14th report. They conveniently fail to tell you that on August 22, — eleven days before the dissidents publicly filed their letter — ISS had updated its recommendation to a “FOR” vote for Mr. Jones. Somehow, the Committee conveniently missed this important fact and published misleading information.

The dissidents tell you that their leading participant, David L. Johnson, has filed a post judgment motion to reverse a federal civil jury verdict that found him liable for fraud and breach of fiduciary duty. What they fail to tell you is that while he is attempting to overturn the jury verdict, a federal appellate court has already denied his emergency motion for a stay, and the Johnson-controlled companies were thereafter removed as general partners of the partnerships in question.

The Committee would have you believe that we did not give their nominees a fair hearing. In fact, we reviewed Mr. Johnson’s proposed candidacy in the full deliberations of our Organization Committee. Subsequently, we informed Mr. Johnson that we had rejected him as a director nominee. In part, our rejection of Mr. Johnson was based upon the fraud and breach of fiduciary duty verdict rendered against him, as mentioned previously. In part, it was also based on the fact that he had made a “mini tender” last year that offered to buy Chad shares from our shareholders at a price significantly below market prices.

As far as the other Johnson-related candidates were concerned, one never sent us his resume’ and background information, as requested by the Organization Committee, and the other was presented to us after we were already in the process of disseminating our proxy statement and had filed it as publicly available information. (We believe this timing factor could not have been lost on Mr. Johnson, since the dates on which we mailed our proxy material and scheduled our Annual Meeting were almost identical with those of last year.)

A Final Word On Corporate Governance

The dissidents would have you believe that simply because we did not welcome their nominees with open arms, we have an entrenched board. Nothing could be further from the truth.

At Chad we have an open-minded board and management team. Five of our seven directors are completely independent. We are willing to speak with any and all of our shareholders and consider their views. We are willing to consult with outside experts such as investment bankers to consider alternative strategies for enhancing shareholder value. We have no related-party transactions and have not extended loans to corporate officers.

To us, the Committee’s claim that the Johnson-related dissident nominees will bring good corporate governance practices to our Board is absurd.

We refer you to our letter of August 28th which discusses the web of connections among the dissidents as they pertain to Johnson related enterprises.

We remind you that one dissident nominee owns no stock in Chad, yet serves as an officer of two Johnson-related companies and has pledged his stock in one of those companies as collateral for a loan from a Johnson partnership. The other serves on the board of a Johnson-related company and recently attempted to buy our shareholders’ stock in a “mini tender” offer that failed completely. Today, Chad shares are trading above the price of this dissident’s mini tender. Do you believe these nominees represent your best financial interests?

Both of these nominees are trustees of Maxus Realty Trust, a public company whose bylaws allow Johnson, and only Johnson, to own up to 19.6% of its stock while all other shareholders can own no more than 7.6%. Now, that’s entrenchment! We question whether these individuals represent acceptable practices of corporate governance.

Our board and management team are working together to build shareholder value. You can help us continue our efforts without disruption by signing and returning the Board of Directors’ WHITE proxy card today.

On behalf of the Board of Directors, thank you for your consideration and support.

Earl L. Yager Chief Operating Officer	Thomas E. Jones Chief Executive Officer

Only your latest dated proxy counts! Please make certain that the latest dated proxy you return is the Board of Directors’ WHITE proxy form. Even if you have previously sent a green proxy to the dissidents, you can revoke that vote and support your Board’s nominees by signing and returning a later dated WHITE proxy form.

If you need assistance in voting the WHITE proxy, please contact Morrow & Co., Inc., our proxy solicitor, at (800) 607-0088. To discuss the issues in this proxy contest, please call Earl Yager at Chad Therapeutics at (818) 882-0883, ext. 223.